Exhibit 10.62

Land Lease Contract

Party A: Sanming Huajian Bioengineering Co., Ltd.
Party B: Sanlin Forestry Bureau

To develop the bioengineering industry and to promote the modernized development of herbal medicine/traditional Chinese medicine, the Parties have agreed to enter into this contract on Party B’s leasing a plot to Party A as a sarcandra glabra cultivation base, following full consultation on the principle of mutual benefits. The Parties agree as follows:

I.	Base to be leased and term:
          The base that Party B intends to lease to Party A lies in Cultivation Orchard of Sanyuan District, Sanming, covering an area of 8,000 mu. The Parties agree that the lease term shall be thirty years, between July 1, 2009 and June 30, 2039.

II.	Rent:
The Parties agree that that the rent of the base shall be 1,100 yuan/mu.

III.	Method of Payment:
          To safeguard the interests of both Parties and keep the project rolling on, the Parties agree that Party A shall pay Party B RMB 9 million Yuan as a margin, which shall be settled upon execution hereof. The rent shall be paid every 5 years. The first payment shall be completed within a month following the execution hereof, with the next pay years being 2014, 1019, 2024, 2029, and 2034 respectively;

IV.	Obligations
1.	Party A’s Obligations:
Party A shall not alter the usage of the base; the herbs shall be harvested by professional management teams authorized by Party B.
Party A shall be responsible for the management of the base, including prevention of forest fire, landslide or other natural disasters.
Party A shall not terminate the agreement without any reason, and shall pay the rent on time.
2.	Party B’s Obligations:
Party B shall assist Party A with the management of the base.
Party B shall ensure that the base is cleared of buildings for plantation purposes.
Party B shall help Party A smooth out its relationship with the local people and government, in order to protect Party A’s interest.
Party B shall not terminate the contract without any reason or enter into any contract with a third party.

V.	Liabilities for Breach of Contract:
The Parties shall perform the provisions hereof. In case of any breach, the breaching party shall be held liable to the other Party for a liquidated damage at twice the amount of the margin.

Party A shall not delay payment of rent, or it will he held liable for a penalty at %o that of the rent for each day of delay. A delay of over three month shall constitute breach hereof.

VI.	Settlement of Disputes:

The Parties shall settle through negotiation any dispute arising from the performance hereof. In the event the negotiation fails, the Parties may submit the dispute to the local people’s court for settlement.

VII.	Entering into Force

The Contract enters into force upon execution by representatives of both Parties. The contract shall have two counterparts, with either Party holding one copy. The Parties may enter into separate agreements for matters not mentioned herein.

Party A: Sanming Huajian Bioengineering Co., Ltd.	Party B:
Representative:	Representative:
Date: May 6, 2009	Date: